CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-19946 on Form N-4 of our report dated April 21, 2023, relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Talcott Resolution Life Insurance Company Separate Account Two, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

December 21, 2023

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